Exhibit 99.6

Tall City Exploration III LLC
and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2022 and 2021

Ernst & Young LLP	Tel: +1 713 750 1500
5 Houston Center	Fax: +1 713 750 1501
Suite 2400	ey.com
1401 McKinney Street
Houston, TX 77010

Report of Independent Auditors

The Board of Directors

Tall City Exploration III LLC and Subsidiaries

Opinion

We have audited the consolidated financial statements of Tall City Exploration III LLC and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

A member firm of Ernst & Young Global Limited

Ernst & Young LLP	Tel: +1 713 750 1500
5 Houston Center	Fax: +1 713 750 1501
Suite 2400	ey.com
1401 McKinney Street
Houston, TX 77010

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

April 28, 2023

A member firm of Ernst & Young Global Limited

Tall City Exploration III LLC and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2022 and 2021
Index

Contents

Consolidated Financial Statements

Consolidated Balance Sheets	5 - 6

Consolidated Statements of Operations	7

Consolidated Statements of Changes in Members’ Equity	8

Consolidated Statements of Cash Flows	9

Notes to Consolidated Financial Statements	10 - 29

Tall City Exploration III LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$9,094,962	$7,411,198
Accounts receivable, net	29,231,174	19,544,287
Derivative assets, short term	629,979	-
Prepaid expenses and other current assets	380,840	736,518
Total current assets	39,336,955	27,692,003

Property and Equipment
Proved oil and gas properties, net	655,830,252	351,598,520
Unproved oil and gas properties, not being amortized	13,859,247	26,143,132
Other property and equipment, net	276,469	3,385,616
Net Property and Equipment	669,965,968	381,127,268

Other Assets
Right of use asset, net	4,833,335	-
Other non-current assets	26,230	41,864
Total non-current assets	4,859,565	41,864

Total Assets	$714,162,488	$408,861,135

Tall City Exploration III LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Liabilities and Members' Equity
Current Liabilities
Accounts payable and accrued liabilities	$109,224,430	$48,115,624
Revenue payable	41,147,988	13,524,873
Derivative liabilities, short term	5,679,076	13,456,988
Asset retirement obligations, current	200,000	200,000
Lease obligations, current	2,029,586	-
Total Current Liabilities	158,281,080	75,297,485

Long-Term Liabilities
Note payable, net	178,442,593	58,784,358
Lease obligations, noncurrent	2,818,799	-
Asset retirement obligations	2,119,026	1,778,961
Derivative liabilities, LT	490,227	2,129,861
Total Long-Term Liabilities	183,870,645	62,693,180

Total Liabilities	342,151,725	137,990,665

Members' Equity	372,010,763	270,870,470

Total Liabilities and Members' Equity	$714,162,488	$408,861,135

Tall City Exploration III LLC and Subsidiaries

Consolidated Statements of Operations

Years ended December 31, 2022 and 2021

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenues:
Oil and natural gas	$249,363,865	$124,157,978
Unrealized and realized losses, net	(27,929,056)	(37,502,639)
Total Revenues	221,434,809	86,655,339

Expenses:
Lease operating expense	41,259,548	31,488,895
Production and ad valorem tax expense	12,532,050	6,250,310
Gathering, processing, and transportation expenses	5,461,887	6,021,054
Equity-based compensation expense	2,617,310	2,875,812
Accretion of asset retirement obligations	127,634	88,149
Depreciation, depletion, and amortization	42,787,688	22,606,180
General and administrative expenses	10,479,491	8,598,424
Total Operating Expenses	115,265,608	77,928,824

Income from operations	106,169,201	8,726,515

Other income (expense):
Interest expense, net	(7,646,218)	(1,547,058)
Total other income (expense)	(7,646,218)	(1,547,058)

Net Income	$98,522,983	$7,179,457

Tall City Exploration III LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Years ended December 31, 2022 and 2021

	Member Units		Accumulated	Members'
	Series A	Series B	Deficit	Equity
Balance, December 31, 2020	$354,233,100	$-	$(93,417,900)	$260,815,201
Members' contributions	-	-	-	-
Equity-based compensation expense	-	2,875,812	-	2,875,812
Net income	-	(2,875,812)	10,055,269	7,179,457
Balance, December 31, 2021	$354,233,100	$-	$(83,362,631)	$270,870,470
Members' contributions	-	-	-	-
Equity-based compensation expense	-	2,617,310	-	2,617,310
Net income	-	(2,617,310)	101,140,293	98,522,983
Balance, December 31, 2022	$354,233,100	$-	$17,777,662	$372,010,763

Tall City Exploration III LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, 2022 and 2021

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities:
Net income (loss)	$98,522,983	$7,179,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	42,787,688	22,606,180
Asset Impairment and write-offs		-
Accretion of asset retirement obligations	127,632	88,149
Equity based compensation expense	2,617,310	2,875,812
Derivative (gain) loss not associated with cash settlement	(10,047,525)	14,426,270
Amortization of deferred financing costs	967,893	288,999
Changes in operating assets and liabilities:
Accounts receivable	(9,686,887)	(9,507,267)
Prepaid expenses	355,678	7,991,666
Accounts payable, accrued liabilities and other	17,614,856	23,368,639
Net Cash Provided by (Used in) Operating Activities	143,259,628	69,317,905

Cash flows from investing activities:
Capital expenditures - property and equipment	(260,281,840)	(86,358,844)
Deposits	15,634	500
Net Cash Used in Investing Activities	(260,266,206)	(86,358,344)

Cash flows from financing activities:
Debt proceeds	120,000,000	25,000,000
Debt payments	-	(20,000,000)
Deferred loan costs	(1,309,658)	(1,005,968)
Net Cash Provided by Financing Activities	118,690,342	3,994,032

Net increase in cash and cash equivalents	1,683,764	(13,046,408)
Cash and Cash equivalents, beginning of period	7,411,198	20,457,606
Cash and Cash equivalents, end of period	9,094,962	7,411,198

Supplemental Cash flow disclosures:

Cash paid for interest	$4,937,371	$1,555,038
Asset retirement obligation	212,431	87,117
Capital expenditures financed by accounts payable (not included in capital expenditures — property and equipment above)	97,668,108	26,323,560

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

1.	Organization and Nature of Business

Tall City Exploration III LLC (“TCE3”) and Subsidiaries, was organized on August 10, 2018 as a Delaware limited liability company and is governed by a Limited Liability Company Agreement (the “LLC Agreement”). TCE3 and its subsidiaries are collectively referred to in the accompanying consolidated financial statements as the “Company”.

Subsidiaries to TCE3 include: Tall City Operations III LLC (“TCO3” – owned 100% by TCE3) which operates TCE3’s oil and gas properties, Tall City Property Holdings III LLC (“TCPH3” – owned 100% by TCE3) which owns all of the oil and gas property interests for TCE3, Mucaro Minerals LLC (“Mucaro” – owned 100% by TCE3) which holds the mineral and royalty interests for TCE3, and Tall City Management Holdings III LLC (“Holdings” – owned 100% by TCE3) which is a holding company organized as a corporation to hold the interest of Tall City Management III LLC (“TCM3” – owned 99.99% by TCE3 and 0.01% by Holdings) which has all of the employees of TCE3.

The Company is primarily engaged in the domestic exploration, acquisition, development, production and sale of oil and gas. All of the Company’s operations are conducted in the United States within the Permian Basin of West Texas. The Company is substantially owned (98%) by entities controlled by Warburg Pincus LLC (“Warburg”). In accordance with the Company’s LLC Agreement, Warburg, along with the Company’s other owners, agreed to contribute up to $500 million of equity financing, subject to certain terms and conditions. As of December 31, 2022, Warburg and the Company’s other owners had contributed approximately $354,233,100.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated upon consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company to make estimates, judgments, and assumptions that affect the accompanying consolidated financial statements and disclosures. Items subject to such estimates and assumptions include (1) cash flow estimates used in impairment tests of long-lived assets; (2) depreciation, depletion, and accretion; (3) evaluation of asset retirement obligations; (4) valuation of derivative instruments; (5) accrued oil and gas sales and other receivables; (6) accrued expenses and related payables; and (7) the grant date fair value of equity-based awards. Actual results could differ from the estimates.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Oil, natural gas, and NGL reserve estimates, which are the basis for unit-of-production depletion and the impairment analysis, have a number of inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil, natural gas, and NGLs that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in prices of crude oil, natural gas, and NGLs. Such prices have been volatile in the past and can be expected to be volatile in the future.

Cash and Cash Equivalents

Cash equivalents consist of cash and highly liquid investments, which are readily convertible into cash and have maturities of three months or less when acquired.

The Company’s cash is held with a single financial institution in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. Management believes that the Company’s counter-party risk is minimal based on the reputation and history of the institution selected.

Accounts Receivable, net

The Company’s receivables are generally unsecured and consist primarily of trade and joint interest owner receivables of approximately $29,231,174 and $19,544,287 as of December 31, 2022 and 2021 respectively. The allowance for doubtful accounts is determined based on management’s assessment of the creditworthiness of the customer. Past due accounts are written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The Company recorded no allowance for doubtful accounts as of December 31, 2022 and 2021, and has not written off any receivables during the years ended December 31, 2022 and 2021.

Prepaid Expenses

Prepaid expenses are recorded at cost and primarily represent cash calls to other operators, prepaid insurance and license fees. These expenses are amortized straight-line over the term of the related capitalized expense.

Proved Oil and Natural Gas Properties, net

The Company’s oil and gas exploration and production activities are accounted for using the full cost method. Under this method of accounting, the costs of successful, as well as unsuccessful, exploration and development activities are capitalized as oil and gas properties. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. The carrying amount of oil and natural gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The sum of net capitalized costs and estimated future development costs of oil and natural gas properties are amortized using the units-of-production method based on the Company’s proved reserves. Oil and natural gas reserves and production are converted into equivalent units based on relative energy content. Asset retirement costs are included in the base costs for calculating depletion. Depletion expense totaled $42,769,834 and $22,536,804 for the years ended December 31, 2022 and 2021, respectively.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation annually. The ceiling test is performed utilizing the average of prices in effect on the first day of the month for the preceding twelve-month period. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable for proved crude oil and natural gas reserves discounted at 10%, plus the lower of cost or market value of unproved properties, less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depletion, depreciation and amortization (“DD&A”) rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

There was no impairment recorded in 2022 and 2021.

Unproved Oil and Natural Gas Properties, not being amortized

Unproved oil and natural gas properties are periodically assessed for impairment on a project-by-project basis. The assessment of the movement into the full cost pool is affected by the results of exploration activities, commodity price outlooks, future development plans, or expiration of leases.

Other Property and Equipment, net

Furniture, equipment and other are recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from 2 to 5 years. Depreciation expense totaled $17,854 and $69,376 for the years ended December 31, 2022 and 2021, respectively.

Upon sale or retirement of the assets, the applicable costs and accumulated depreciation are removed from the accounts and a gain or loss is recognized in the current period.

Derivative Instruments

The Company enters into derivative contracts to manage its exposure to oil and gas price volatility in order to achieve more predictable cash flows from the Company’s oil and gas production activities.

The Company has not elected hedge accounting treatment on any derivative positions and, therefore, all derivative instruments are recorded at fair value with changes in fair value recorded in earnings. The Company records the income or expense associated with gains or losses resulting from i) the change in the fair value of derivatives and ii) the gains or losses resulting from the settlement of matured derivatives in gain/loss on derivatives on the consolidated statement of operations.

Cash settlements of derivative instruments used to manage commodity price risk are classified as cash flows provided by operating activities in the consolidated statement of cash flows along with the cash flows from the related oil and natural gas production activities. The Company nets derivative assets and liabilities of a given counterparty whenever it has a legally enforceable master netting agreement with the counterparty to a derivative contract. The Company uses these netting agreements to manage and reduce its potential counterparty credit risk.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Asset Retirement Obligation

The Company’s asset retirement obligations relate to future costs associated with plugging and abandoning oil and natural gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value liability of an asset retirement obligation is recorded as an asset and liability in the period in which it is incurred, typically when the asset is installed at the production location. The cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to accretion expense, and the capitalized cost is depleted on a units-of-production basis over the proved reserves of the related asset. Revisions may occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells, and such revisions result in adjustments to the related capitalized asset and corresponding liability.

Revenue Recognition

Product Revenues

The Company enters into contracts with customers to sell its oil, gas and natural gas liquids (“NGLs”) production. Revenue is recognized when the Company’s performance obligations under the sales contracts are satisfied, which occurs at the point in time at which control of the oil, natural gas or NGLs transfers to the customer, which differs depending on the contractual terms of each of the Company’s arrangements.

Revenue is recorded in the month when contractual performance obligations are satisfied. However, settlement statements from the purchasers of hydrocarbons and the related cash consideration are generally received 30 to 60 days after production has occurred.

The Company’s disaggregated product revenue for the twelve months ended December 31, 2022 and 2021:

	2022	2021
Revenues
Oil sales	$202,034,577	$88,877,963
Natural gas sales	21,153,564	16,236,347
NGL sales	26,175,724	19,043,668
Total revenues	249,363,865	124,157,978

Oil Sales Contracts

The majority of the Company’s oil revenue contracts are structured so that the Company delivers oil to the purchaser at a contractually agreed-upon delivery point at which the purchaser takes custody, title, and risk of loss of the product. The Company’s oil production is sold under contracts using market-based index pricing, which is adjusted for differentials based upon delivery location and oil quality.

The Company has determined that each barrel of oil represents a distinct performance obligation under an oil sales contract. Revenue is recognized when control transfers to the purchaser upon delivery to the custody transfer point at the net price received, as the market differentials represent part of the transaction price of the sales contract. Generally, under these arrangements, the Company collects a price net of transportation incurred by the purchaser. The Company has concluded that the corresponding transportation deductions related to these arrangements are part of the overall transaction price and should continue to be treated as a reduction to revenue rather than an expense. To the extent that transportation or other costs are incurred by the Company prior to the transfer of control of the oil, those costs are included in transportation expense on the Company’s consolidated statements of operations.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Natural Gas and NGLs Revenue Contracts

Under the Company’s natural gas processing contracts, the Company delivers natural gas to a processing entity at the wellhead or the inlet of the processing entity’s system. In these contracts, the Company may elect to take residue gas and/or NGLs in-kind at the tailgate of the processing plant and subsequently market the product. Through the marketing process, the Company delivers the product to the purchaser at a contractually agreed-upon delivery point and receives a specified index price from the purchaser. When the purchaser is the natural gas processor, the Company has concluded that the control transfers to the natural gas processor at the point of delivery (i.e. wellhead or the inlet of the processing entity’s system) and revenue is recognized when control transfers. In these instances, revenue is recorded net of any gathering, processing and compression fees attributable to the gas processing contract. Any fees incurred prior to the transfer of control is presented as a component of operating expense.

Deferred Financing Costs

The Company includes the costs for issuing debt as a direct deduction from the carrying amount of the related debt liability and amortized over the term of the related agreement.

Income Taxes

TCE3 is not a taxpaying entity for federal income tax purposes. Accordingly, a provision for federal income taxes has not been recorded in the Company’s consolidated financial statements since TCE3’s income or losses are reflected in the members’ income tax returns in accordance with their ownership percentages. One of the Company’s wholly-owned subsidiaries, however, is a tax-paying entity, but the related tax assets and liabilities associated with this entity are insignificant. All other subsidiaries are not taxpaying entities for federal income tax purposes.

The Company is subject to the State of Texas margin-based franchise tax law, which is commonly referred to as the Texas margin tax. The tax is considered an income tax and is determined by applying a tax rate to a base that considers both revenues and certain expenses. For the years ended December 31, 2022 and 2021, the Company’s Texas margin taxes were $2,653 and $2,785, respectively.

The Company had no uncertain tax positions as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the year 2019 forward.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and payable, long term debt, and derivative instruments. Cash and cash equivalents, accounts receivable and payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The Company’s term loan agreement has a recorded value that approximates its fair value since its variable interest rate is tied to market rates. The Company’s derivative instruments are recorded at fair value.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” which sets out the principles for the identification, measurement, recognition, presentation and disclosure of leases and its related updates. Topic 842 impacts the accounting for both lessors and lessees. The Company adopted the standard effective January 1, 2022, using the modified retrospective transition method. Prior year information has not been restated and continues to be reported under ASC 840, Leases

The Company has elected the ‘package of practical expedients’ permitted under the transition guidance within ASC 842, which permits the Company to carry forward the historical lease classification and not reassess whether any expired or existing contracts are or contain leases. In addition, the Company is not required to reassess initial direct costs for any existing leases. The initial asset and liability balances upon the adoption of the policy were approximately $2.03 million. Adoption of the accounting standard did not have a material impact on our operations or cash flows. See Note 13 (Leases) for further discussion of the Company's leases.

Under this update, a lessee should recognize in the consolidated statements of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. While there were no major changes to the lessor accounting, changes were made to align key aspects with the revenue recognition guidance. The FASB subsequently issued various ASUs that provided additional implementation guidance and practical expedient election options. This update, and related ASUs, will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Entities will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses, which adds a new impairment model, known as the current expected credit loss (CECL) model, that is based on expected losses, rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies it to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. The amendment is effective for fiscal years beginning after December 15, 2022. Early adoption of the guidance is permitted for fiscal years beginning after December 15, 2018, including interim periods within these fiscal years. The Company is currently evaluating the effects of this guidance on the consolidated financial statements.

3.	Concentrations, Risks, and Uncertainties

Oil and Natural Gas Reserve Quantities

The Company’s estimate of proved reserves is based on the quantities of oil, natural gas, and NGLs that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Reserve and economic evaluations of all the Company’s properties are prepared utilizing information provided by management and other information available, including information from the operators of the properties. Reserves and their relation to estimated future net cash flows impact the depletion and impairment calculations. The projected cash flows derived from these reserve estimates are prepared by Ryder Scott, the independent engineering firm engaged by the Company.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Environmental and Regulatory Compliance

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate discharge into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no liabilities of this nature existed for the years ended December 31, 2022 and 2021.

Concentrations of Credit Risk

The Company’s accounts receivable consists primarily of receivables from oil, natural gas, and NGL purchasers and joint interest owners in properties the Company operates. This concentration of accounts receivable from, natural gas, and NGL purchasers and joint interest owners in the oil and gas industry may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other industry conditions. The Company generally does not require collateral from its purchasers or joint interest owners. The Company generally has the right to withhold revenue distributions to recover past due receivables from joint interest owners.

The Company does not believe the loss of any one of its purchasers would materially affect its ability to sell the oil and gas it produces as other purchasers are available in its primary areas of activity. The Company’s two largest customers represented 47% and 23% and 31% and 20%, of the Company’s total revenues for the years ended December 31, 2022 and 2021, respectively.

4.	Acquisitions and Divestitures

On May 1, 2021 the Company entered into a “drill-to-earn” agreement with Chevron USA Inc. (“Chevron”) to earn additional acreage through Company’s drilling on portions of Chevron’s acreage. This drill-to-earn allows the Company to acquire approximately 1400 net mineral acres from Chevron through participation in the drilling and completion and the carrying of Chevron’s interest associated with their cost in the four wells on Chevron’s acreage. No significant acquisitions or divestitures occurred in 2022.

5.	Accounts Receivable, net

The following table presents the components of accounts receivable, net as of December 31, 2022 and 2021:

	2022	2021
Accounts receivable - trade	$20,737,763	$14,203,031
Joint interest billings receivable	8,493,411	5,341,256
Total accounts receivable, net	29,231,174	19,544,287

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

6.	Property, and Equipment

Property and equipment, net consisted of the following:

	2022	2021
Oil and natural gas properties
Proved oil and natural gas properties	$850,054,541	$503,052,974
Unproved oil and natural gas properties, not being amortized	13,859,248	26,143,133
Accumulated depletion	(102,506,287)	(59,736,453)
Accumulated impairment	(91,718,002)	(91,718,002)
Oil and natural gas properties, full cost method, net	669,689,499	377,741,652

Other property and equipment
Other property and equipment	512,791	3,604,085
Accumulated depreciation	(236,322)	(218,469)
Other property and equipment, net	276,469	3,385,616

Net property and equipment	$669,965,968	$381,127,268

The total transfers from unproved oil and natural gas properties to proved oil and natural gas properties was $15,296,000 and $35,700,000 in 2022 and 2021 respectively.

7.	Derivatives

The following tables presents gross derivative balances prior to applying netting adjustments and net balances as recorded in the consolidated balance sheet as of December 31, 2022 and December 31, 2021:

	December 31, 2022
	Asset	Liability	Net Position
Current	629,979	(5,679,076)	(5,049,097)
Long Term	-	(490,227)	(490,227)

	December 31, 2021
	Asset	Liability	Net Position
Current	1,271,516	(14,728,504)	(13,456,988)
Long Term	2,560,588	(4,690,449)	(2,129,861)

For the year ended December 31, 2022, the amount of the derivative instrument gains and losses reported on the consolidated statements of operations as losses on derivatives, net was $27,929,056, comprised of unrealized gains of approximately $10,047,525 and realized losses of $37,976,581. The following tables presents the Company’s outstanding future commodity derivative positions as of December 31, 2022 and December 31, 2021, respectively:

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

		December 31, 2022
Wells Fargo Period	Contract Type	Volume BBLS	Weighted Average Contract Price	Asset / (Liability)
Crude Oil
01/01/23 - 12/31/23	Collar	365,000	$55.00 - 63.55	(6,092,621)
01/01/24 - 12/31/24	Collar	73,200	$57.50 - 70.50	(597,200)
01/01/23 - 12/31/23	Collar	146,000	$60.00 - 75.00	(1,210,918)
01/01/23 - 12/31/23	Collar	219,000	$70.00 - 84.85	(268,956)
01/01/24 - 12/31/24	Collar	292,800	$65.00 - 78.80	(526,425)
01/01/23 - 12/31/23	Collar	109,500	$80.00 - 94.25	602,202
01/01/24 - 12/31/24	Collar	73,200	$75.00 - 84.68	347,432
01/01/24 - 12/31/24	Collar	109,800	$70.00 - 85.25	285,966
Total Crude Oil				(7,460,520)

			Weighted
Wells Fargo			Average
Period	Contract Type	Volume MCF	Contract Price	Asset / (Liability)
Natural Gas
01/01/23 - 03/31/23	Collar	225,000	$3.95 - 5.23	16,952
01/01/23 - 03/31/23	Collar	450,000	$7.25 - 10.85	1,274,265
Total Natural Gas				1,291,217

Total Wells Fargo Derivatives, net				$(6,169,303)

		December 31, 2022
Fifth Third Bank Period	Contract Type	Volume BBLS	Weighted Average Contract Price	Asset / (Liability)
Crude Oil
01/01/23 - 12/31/23	Collar	109,500	$80.00 - 95.50	629,979
Total Crude Oil				629,979

Total Fifth Third Derivatives, net				$629,979

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

		December 31, 2021
			Weighted
Wells Fargo Period	Contract Type	Volume BBLS	Average Contract Price	Asset / (Liability)
Crude Oil
01/01/22 - 12/31/22	Collar	365,000	$40.00 - 48.58	(8,923,836)
01/01/22 - 12/31/22	Swap	365,000	Basis swap	(69,106)
01/01/22 - 12/31/22	Collar	63,165	$40.00 - 52.40	(1,347,129)
01/01/22 - 12/31/22	Collar	146,000	$57.08	(2,208,338)
01/01/22 - 12/31/22	Collar	109,500	$60.00 - 69.00	(623,245)
01/01/22 - 12/31/22	Collar	365,000	$55.00 - 63.55	(2,191,078)
Total Crude Oil				(15,362,732)

			Weighted
Wells Fargo Period	Contract Type	Volume MCF	Average Contract Price	Asset / (Liability)
Natural Gas
01/01/22 - 03/31/22	Collar	495,000	$2.90 - 3.25	(279,542)
01/01/22 - 03/31/22	Swap	495,000	Basis swap	(111,929)
01/01/22 - 03/31/22	Collar	225,000	$4.00 - 4.31	61,542
04/01/22 - 10/31/22	Collar	535,000	$2.95 - 3.40	(198,989)
04/01/22 - 12/31/22	Collar	535,000	$3.75 - 4.71	191,122
110/1/22 - 12/31/22	Collar	152,500	$3.95 - 5.23	52,463
01/01/23 - 03/31/23	Collar	225,000	$3.95 - 5.23	61,217
Total Natural Gas				(224,116)

Total Derivatives, net				$(15,586,849)

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

8.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy.

The three input levels of the fair value hierarchy are as follows:

Level 1: Observable inputs, such as quoted market prices for identical assets or liabilities in active markets.

Level 2: Inputs other than quoted prices in active markets that are either directly or indirectly observable. Instruments categorized in Level 2 include non-exchange traded derivatives, such as over-the-counter swaps.

Level 3: Unobservable inputs in which little or no market data exists.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes observable requires significant judgment by the Company. The Company considers observable data to be market data that is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. Unobservable inputs reflect the assumptions of the Company with regard to what assumptions a market participant would use to price an asset or liability based on the best information available under the circumstances. The guidance requires the evaluator to maximize the use of observable inputs.

Recurring Fair Value Measurements

The Company’s recurring financial assets and liabilities measured at fair value as of December 31, 2022 and December 31, 2021 are comprised of commodity derivatives that consist of privately negotiated OTC swap contracts that are valued based on a specific market index and are classified as Level 2. See footnote 7. Changes in market values represent gains or losses that occur due to fluctuations in commodity prices. Specifically, as of December 31, 2022, commodity derivatives are valued using NYMEX values.

9.	Asset Retirement Obligations

The Company’s asset retirement obligations represent the present value of estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage, and land restoration in accordance with applicable local, state and federal laws. The Company follows FASB ASC Topic 410, “Asset Retirement and Environmental Obligations”. The offsetting amount associated with the asset retirement costs are capitalized as part of the carrying amount of proved properties and are reflected in oil and gas properties, full cost method on the consolidated balance sheets. Revisions in estimated liabilities can result from changes in estimated inflation, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Subsequent to initial measurement, the asset retirement liability is required to be accreted each period over the estimated productive life of the related assets.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table provides a reconciliation of the Company’s asset retirement obligations for the year ended December 31, 2022:

Asset retirement obligations as of December 31, 2020	1,877,520
Additions	13,292
Accretion	88,149
Asset retirement obligations as of December 31, 2021	$1,978,961
Additions	212,431
Accretion	127,634
Asset retirement obligations as of December 31, 2022	$2,319,026

10.	Note Payable, net

Note payable, net consisted of the following as of December 31, 2022:

December 31, 2022
Note payable	$180,000,000
Deferred financing costs	(1,557,407)
Note payable, net	$178,442,593

On March 21, 2019, the Company entered into a credit agreement with Wells Fargo Bank for an initial lender commitment of $60 million with a maturity date of March 21, 2024. As of December 31, 2022, the lender increased the borrowing base to $250 million along with an increase in the commitment to $225 million and extended the maturity date to March 21, 2025. The interest rate charged on the loan is calculated as a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). The Company’s obligations under the credit agreement are secured by a pledge of the majority of the Company’s proved oil and gas properties.

The Company is subject to certain financial covenants as a result of the credit agreement described above. These financial covenants consist of a consolidated total leverage ratio not to exceed 3.00 to 1.00 and a current ratio, which includes the remaining capacity on the credit facility, not to be less than 1.0 to 1.0. As of December 31, 2022, the Company was not in compliance with the financial covenant related to its current ratio. However, in March 2023, the lending group provided a waiver for the current ratio requirement for the quarters ending December 31, 2022 and March 31, 2023.

11.	Members’ Equity

The LLC Agreement provides for two classes of membership interests referred to as “Series A Units” and “Series B Units,” collectively referred to as “Members”. As of December 31, 2022 and 2021, the Company had issued 35,423,310 Series A Units and 9,575,000 Series B Units and 35,423,310 Series A Units and 8,650,000 Series B Units, respectively. The LLC Agreement provides for the issuance of up to 10,000,000 Series B Units. Series B Units are intended to constitute profit interests.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Per the Company’s LLC Agreement, available cash may be distributed as declared by the Board of Directors and is allocated first to Series A Units in accordance with their respective class sharing percentages until they have received an amount equal to an internal rate of return of 8% from the date of contributions and, thereafter, split between Series A and Series B Units in accordance with certain agreed-upon threshold sharing ratios.

Cumulative net earnings and losses are allocated among the holders of Series A Units and Series B Units in accordance with the distribution provisions described above. Under this approach, cumulative losses are allocated to Series A Units and cumulative earnings are allocated either entirely to Series A Units or between Series A Units and Series B Units in proportion to their entitled share of the liquidated earnings. In addition, available cash may be distributed to each Member in respect of the Members’ assumed tax liability as of each tax distribution date. If, as of any tax distribution date, the Company has insufficient available cash to make distributions in an amount equal to the aggregate of the Members’ assumed tax liabilities, the Company may make distributions to the Members, pro rata, in proportion to the Members’ assumed tax liabilities. No Member has any obligation to make any capital contribution to fund any distributions described above. Any such distribution is treated as an advance against the next distribution payable.

The Company has made no distributions as of December 31, 2022 and 2021.

Equity-Based Compensation

Equity-based compensation expense recorded for the years ended December 31, 2022 and 2021 was approximately $2,617,310 and $2,875,812, respectively.

Series B Units: Series B Units are granted from time to time to certain members of management and employees of the Company. The Series B Units require no initial investment, have no voting rights, are not freely transferable, and vest 15% upon issuance and 60% on a graded basis at each anniversary of the grant date over a four-year period, subject to continued employment. The remaining 25% of Series B Units vest upon the occurrence of a final exit event, as defined in the Company’s LLC Agreement.

Series B Units are considered equity-based awards, and the fair value of Series B Units is determined on the grant date.

For awards that vest at the end of the service period, expense is recognized ratably using a straight-line approach over the service period. The Company uses the Option Pricing Method within a Monte Carlo simulation framework to determine the fair value of all the outstanding units on the grant date. This simulation model requires multiple input variables that determine the probability of satisfying the performance condition stipulated in the award granted. In addition, this simulation model requires assumptions and estimates of the volatility in the value of the underlying unit price, which affects the resultant values and hence the amount of compensation expense recognized. We determine the estimate of volatility based on the averages for the stocks of comparable publicly traded companies. The Company has elected to account for forfeitures as they occur, and any compensation cost previously recognized for an award that is forfeited because of a failure to satisfy a service or performance condition is reversed in the period of the forfeiture.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table summarizes the activity for Series B Units during the years ending December 31, 2022 and 2021:

	2022
	Number of Units Grant Date Fair Value
	Series B
Balance @ December 31, 2021	3,520,000
Granted	1,000,000	$2.35
Vested	(1,595,000)	(2.35)
Forfeited	(75,000)	(2.35)
Total unvested, December 31, 2022	2,850,000

	2021
	Number of Units Grant Date Fair Value
	Series B

Balance @ December 31, 2020	4,967,500
Granted	0	$2.35
Vested	(1,297,500)	(2.35)
Forfeited	(150,000)	(2.35)
Total unvested, December 31, 2021	3,520,000

The following table presents information regarding the assumptions used in determining the fair value of Series B Unit awards granted from inception (August 10, 2018) through December 31, 2022.

Risk-free rate	2.70%
Expected time to liquidity event	2.5 years
Expected volatility	50%
Discount for lack of marketability	30%

Total unrecognized compensation expense expected to be recognized in the future related to Series B Units awards was $6.8 million and $7.1 million at the end of 2022 and 2021, respectively. The portion of this expense related to the vesting upon the occurrence of the final exit event was $5.6 million and $5.1 million at the end of 2022 and 2021 respectively. These amounts were expected to be recognized over a weighted-average period of 2 years The compensation expense related to the remaining 25% of the awards that vest upon a final exit event will be recognized when the occurrence of such event becomes probable.

12.	Related Party Transactions

The Company entered into agreements with affiliates owned by the Company’s Chief Executive Officer (“CEO”) and other parties for the Company’s Midland headquarters office space. Rental expense under these agreements was approximately $386,111 for the year ended December 31, 2022 and $382,540 during the year ended December 31, 2021, which has been included in general and administrative expenses in the accompanying consolidated statements of operations.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

13.	Leases

On January 1, 2022, the Company adopted ASC 842, “Leases” with an effective date of January 1, 2022 using the modified retrospective approve for all leases that existed at the date of adoption. The standard provides optional practical expedients to ease the burden of transition. The Company elected the following practical expedients through implementation:

•	an election not to apply the recognition requirement in the short term leases and recognize lease payments in the Consolidated Statement of Operations (a lease that at commencement date has an initial term of 12 months or less which does not contain a purchase option that the Company is reasonably certain to exercise);

•	a package of practical expedients to not reassess whether a contract is or contains a lease, lease classification, and initial direct costs;

•	a practical expedient that permits combining lease and non-lease components in a contract and accounting for the combination as a lease (elected by asset class);

•	a practical expedient not to reassess certain land easements in existence prior to January 1, 2022;

•	an election to adopt the modified retrospective approach for all leases existing at or entered into after the data of adoption which does not require a restatement as a result of the prior period. No cumulative-effect adjustment to retained earnings was required as a result of the modified retrospective approach.

The Company determines if a contract contains a lease at inception. A lease is defined as a contract, or part of a contract, that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A right-of-use asset and corresponding lease liability are recognized on the balance sheet at commencement as an amount based on the present value of the remaining lease payments over the lease term. As the implicit rate of the lease is not always readily determinable, the Company has decided to use the practical expedient available to non-public business entities under Topic 842 that allows us to elect, as an accounting policy, to use a risk-free rate as the discount rate for all leases. Operating right-of-use assets and operating lease liabilities are presented separately on the Consolidated Statements of Financial Position. The Company only has operating leases as of December 31, 2022. By policy election, lease with an initial term of twelve months or less are not recorded on the Consolidated Statements of Financial Position. The Company recognizes lease expense for these leases on a straight-line basis, and variable lease payments are recognized in the period as incurred.

Nature of Leases

The Company currently has leases associated contracts for a drilling rig, office space, vehicles, and other equipment that support our operations.

Drilling Rig: We enter into daywork contracts for a drilling rig with third parties to support our drilling activities. Our agreements are typically structured with a term that is in effect until drilling operations are completed on a specific well(s) or well pad(s). With mutual agreement with the contractor, we have the option to extend the contract term for additional wells or well pads. The accounting guidance requires us to make an assessment at contract commencement if we are reasonably certain that we will exercise the option to extend the term. Due to the evolving nature of our drilling schedule and the volatility of commodity prices over an annual period, our strategy to enter into short term drilling arrangements allows us the flexibility to respond to change in the operating and economic environment. We exercise discretion in choosing to extend or not extend contracts on a rig-by-rig basis depending on the condition present at the time the contract expires. At the time of contract commencement, we cannot conclude, with reasonable certainty, whether we will choose to extend the contract beyond its initial term. We have concluded that our drilling rig arrangements represent short-term operating leases. In accordance with the full cost method of accounting, these costs are capitalized as part of our proved oil and gas properties on our Consolidated Statement of Financial Position when paid.

Office Space: We rent office space from a third party for our corporate offices. Our office agreement is structured with non-cancelable terms for a total period of 60 months. We have concluded that our office agreement represents an operating lease with a lease term that equals the primary, non-cancelable term.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Vehicles: We occasionally rent vehicles for our drilling and operations personal from a third party. Our vehicle agreements are non-cancelable and generally are for a period of three years. We have concluded our vehicle commitments qualify as operating leases.

Other Equipment: We use compressors, hydrogen sulfide scavengers, and downhole pumps in our operations. These agreements are generally non-cancellable and vary in length from one year to three years.

Discount Rate

Our leases typically do not provide an implicit rate. Accordingly, we use the risk free rate in determining the present value of the lease payments based on the information available at commencement date. The rate used for operating leases may be adjusted if modifications to the agreement terms occur.

The table below presents the lease-related assets and liabilities at December 31, 2022:

		Year Ended December
Type	Balance Sheet Location	2022	2021
Assets
Operating lease right-of-use asset	Right of use asset, net	$4,833,335	$-

Liabilities
Operating lease liabilities, current	Lease obligations, current	$2,029,586	$-
Operating lease liabilities, noncurrent	Lease obligations, noncurrent	2,818,799	-
		$4,848,385

The estimated future minimum lease payments are as follows:

Years Ending December 31,
2023	$2,111,136
2024	2,014,977
2025	817,818
2026	43,326
Total lease payments	4,987,257
Less present value discount	(138,872)
Present value of lease liabilities	$4,848,385

At December 31, 2022, the weighted average remaining lease term for operating leases was 28 months and the weighted average discount rate was 2.07%. Additionally, short term lease costs for 2022 totaled $21,637,932. Total operating lease expense for the years ended December 31, 2022 and 2021 was approximately $1,649,438, including approximately $382,000 paid to related parties and $435,163, including approximately $385,000 paid to related parties, respectively. These amounts are recorded in general and administrative expenses in the accompanying consolidated statements of operations.

14.	Commitments and Contingencies

Commitments are discussed in Footnote 13 under Leases. In the course of its operations, the Company is subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third-party litigation. There are no matters pending that, in the opinion of the Company, will have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

15.	Supplemental Oil and Gas Information (Unaudited)

Net Proved Crude Oil, NGLs and Natural Gas Reserves

For the years ended December 31, 2022 and 2021, the Company utilized Ryder Scott in the preparation of its oil and gas reserves. In accordance with Securities and Exchange Commission (“SEC”) regulations, the reserves as of December 31, 2022 and 2021 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in three streams; crude oil, natural gas and NGLs.

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas and NGLs for the years ended December 31, 2022 and 2021, all of which are located within the United States:

	Year ended December 31, 2022
Description	Oil (Bbl)	Gas (Mcf)	Liquids (Bbl)	BOE
Prev. Period Reserves	156,440,000	485,457,000	102,573,000	339,922,500
Revisions	(81,547,774)	(221,720,539)	(48,802,308)	(167,303,505)
Extensions	336,491	903,485	184,867	671,939
Production	(2,010,717)	(4,321,946)	(781,559)	(3,512,600)
Total Reserves	73,218,000	260,318,000	53,174,000	169,778,333

Reserve Category Rollforward
Previous Period Proved Developed	9,672,867	34,627,452	7,146,280	22,590,389
Current Period Proved Developed	16,649,451	51,609,057	10,468,532	35,719,493

Previous Period Proved Undeveloped	146,767,011	450,829,239	95,426,542	317,331,759
Current Period Proved Undeveloped	56,568,400	208,708,917	42,705,055	134,058,275

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

	Year ended December 31, 2021
Description	Oil (Bbl)	Gas (Mcf)	Liquids (Bbl)	BOE
Prev. Period Reserves	59,014,000	185,337,000	41,107,000	131,010,500
Revisions	(3,988,206)	(29,211,878)	(8,060,486)	(16,917,338)
Extensions	94,837,093	300,944,806	63,700,665	208,695,225
Acquisition of Reserves	7,881,924	31,153,775	6,594,286	19,668,506
Production	(1,304,811)	(2,766,703)	(768,465)	(2,534,393)
Total Reserves	156,440,000	485,457,000	102,573,000	339,922,500

Reserve Category Rollforward
Previous Period Proved Developed	8,959,588	29,619,656	6,407,127	20,303,325
Current Period Proved Developed	9,672,867	34,627,452	7,146,280	22,590,389

Previous Period Proved Undeveloped	50,054,173	155,717,843	34,700,355	110,707,501
Current Period Proved Undeveloped	146,767,011	450,829,239	95,426,542	317,331,759

For the year ended December 31, 2022, revisions of 167,304 Mboe was caused by 151 locations moving out of proved and into the probable category. This was largely due to reduced rig cadence of 4 rigs to 2 rigs. Extensions, discoveries, and other additions resulted from the addition of one proved undeveloped location for 672 Mboe.

For the year ended December 31, 2021, extensions, discoveries, and other additions resulted from the addition of 224 proved undeveloped locations for 207,342 Mboe and 1,353 Mboe from two new wells drilled.

Standardized measure of discounted future net cash flows relating to proved crude oil, NGLs and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGLs and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2022 and 2021 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from the Company's commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGLs and natural gas reserves, less the tax basis of the Company's oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGLs and natural gas reserves for the periods presented:

	Year ended December 31, 2022
Description	Pretax Amount	Taxes	After Tax Amount
Future cash inflows (total revenues)	10,349,128,000		10,349,128,000
Future production costs (severance and ad valorem taxes plus LOE)	(3,051,348,000)		(3,051,348,000)
Future development costs (capital costs)	(1,367,034,000)		(1,367,034,000)
Future income tax expense	-	(54,332,922)	(54,332,922)
Future net cash flows	5,930,746,000	(54,332,922)	5,876,413,078
10% annual discount for estimated timing of cash flows	(3,399,173,000)	(29,191,962)	(3,369,981,038)
Standardized measure of DFNCF	2,531,573,000	(25,140,960)	2,506,432,040

	Year ended December 31, 2021
Description	Pretax Amount	Taxes	After Tax Amount
Future cash inflows (total revenues)	14,354,144,000		14,354,144,000
Future production costs (severance and ad valorem taxes plus LOE)	(4,281,446,000)		(4,281,446,000)
Future development costs (capital costs)	(2,462,538,000)		(2,462,538,000)
Future income tax expense	-	(75,359,256)	(75,359,256)
Future net cash flows	7,610,160,000	(75,359,256)	7,534,800,744
10% annual discount for estimated timing of cash flows	(4,850,910,000)	(43,264,361)	(4,807,645,639)
Standardized measure of DFNCF	2,759,250,000	(32,094,895)	2,727,155,105

It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

Tall City Exploration III LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGLs and natural gas reserves for the periods presented:

Description	12/31/21
Prev. Period Balance	222,216,982
Net change in prices and production costs	1,167,984,542
Net change in future development costs	(70,649,753)
Oil & Gas net revenue	(77,035,391)
Extensions	1,543,995,099
Acquisition of reserves	170,879,816
Revisions of previous quantity estimates	(95,377,313)
Previously estimated development costs incurred	39,408,993
Net change in taxes	(25,027,877)
Accretion of discount	22,928,400
Changes in timing and other	(172,168,393)
Period Balance	2,727,155,105

12/31/2022
Description	Amount
Prev. Period Balance	2,727,155,105
Net change in prices and production costs	1,143,739,305
Net change in future development costs	(152,267,151)
Oil & Gas net revenue	(188,310,950)
Extensions	7,841,455
Revisions of previous quantity estimates	(1,453,700,163)
Previously estimated development costs incurred	231,391,467
Net change in taxes	6,953,935
Accretion of discount	275,925,000
Changes in timing and other	(92,295,963)
Period Balance	2,506,432,040

Estimates of economically recoverable oil, NGLs and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGLs and natural gas may differ materially from the amounts estimated.

16.	Subsequent Events

On March 15, 2023, the Company executed the Seventh Amendment to the Credit Agreement which raised the elected lender commitments under the borrowing base for the debt facility from $225 million to $250 million. During 2023, the Company has made incremental debt draws on that credit facility totaling $50 million, increasing its principal outstanding to $230 million as of the date of this report. Additionally, in 2023 the Company has called incremental equity during 2023 totaling $15 million. As of the date of this report, there is $369,233,100 of equity financing outstanding (36,923,310 of Series A Units outstanding).

Other than those described above, the Company has evaluated and not identified any subsequent events that require additional disclosure through April 28, 2023 the date that these consolidated financial statements were available to be issued.